AMENDED AND RESTATED PLAN OF RECAPITALIZATION


     Amended and Restated Plan of Recapitalization dated as of July 31, 2000 by and between Energy Systems Investors, L.L.C. ("ESI"), a Delaware limited liability company, Lawrence I. Schneider ("L. Schneider") and Henry Schneider ("H. Schneider") (H. Schneider and L. Schneider being collectively referred to herein as the "Schneiders"), and U.S. Energy Systems, Inc., a Delaware corporation (the "Corporation").

                                 R E C I T A L S

     The parties hereto hereby amend and restate (as so amended and restated, the "Plan of Recapitalization") the plan of recapitalization entered into by the parties hereto as of July 31, 2000 (the "Initial Plan"). Subject to, and on the terms and conditions set forth herein, this Plan of Recapitalization provides that the (i) 1,138,888 outstanding shares of the Corporation's Series A Convertible Preferred Stock (the "Series A Stock") will be exchanged for 1,138,888 shares of the Corporation's Series D Convertible Preferred Stock (the "Series D Stock"), (ii) interest payable with respect to the limited recourse promissory note issued by ESI in the original principal amount of $7,741,378.90 and bearing interest at the rate of 9.25% per annum (the "Note") will be reduced to 6.25% per annum, and (iii) Series B Warrants, in the form annexed hereto as Exhibit A (the "Warrants"), to acquire 1,500,000 shares of the Corporation's Common Stock at an exercise price of $4.00 per share will be issued to the persons identified in accordance with Section 1(b) hereof. The rights, preferences, limitations and other terms and conditions of the Series D Stock would be as set forth in the Certificate of Designation in the form annexed hereto as Exhibit B (the "Certificate of Designation"). To effect the foregoing, the parties hereto hereby agrees as follows:

1. Exchange of Series D Stock for Series A Stock; Interest Rate Reduction; Issuance of Warrants.

     (a) The parties hereto agree that commencing as of the date all the conditions set forth in Section 2(b) herein have been waived by all the parties hereto or satisfied (the "Effective Date"), the 1,138,888 shares of Series A Stock will be exchanged for a like number of shares of Series D Stock (the "Exchange") and the interest rate on the Note shall be reduced from 9.25% per annum to 6.25% per annum (i.e., the interest payable through and including the day immediately preceding the Effective Date shall be calculated at the rate provided for in the Note and thereafter, shall be calculated at the rate provided for herein and the allonge to the Note to be issued pursuant hereto (the "Allonge")). (The rate of default interest on the Note shall not be effected by this Plan of Recapitalization). The Corporation agrees that on the Effective Date and notwithstanding that it may not be a Dividend Payment Date (as defined in the Certificate of Designation governing the Series A Stock (the "Series A Certificate of Designation")), or related record date, it will pay to the holders of the Series A Stock the pro rata portion of the dividends thereon that accrue from the Dividend Payment Date immediately preceding the Effective Date through the day immediately preceding the Effective Date at the rate provided for in the Series A Certificate of Designation.

     (b) The Warrants have been committed for issuance and will be issued as follows: 300,000 to L. Schneider, 65,854 to H. Schneider and 1,134,146 to ESI; provided however that up to 580,500 of the Warrants allocated to ESI may be sold by the Corporation to certain stockholders of Zahren Alternative Power Corporation (the "Zapco Stockholders") for $0.80 per Warrant in which case the purchase price paid by ESI for its shares of Series A Stock will be reduced by the aggregate amount paid to the Corporation by the Zapco Stockholders and as a result the principal amount of the Note will be reduced by such amount.

     (c) The parties hereto agree to execute such instruments and documents in connection with the Exchange (including without limitation, the Allonge) as is customary in similar transactions.

2. Conditions to Effectiveness of the Plan; Covenants with Respect to the Plan.

     (a) The parties hereto covenant and agree to cooperate and use commercially reasonable efforts to cause the satisfaction (but not the waiver) of the conditions set forth in Section 2(b).

     (b) The effectiveness of the Plan of Recapitalization shall be subject to the satisfaction by all of the parties hereto of the following conditions:

          (i) the Certificate of Designation will have been filed with the appropriate authorities in the State of Delaware;

          (ii) a private letter ruling shall have been obtained from the Internal Revenue Service to the effect that the consummation of the Plan of Recapitalization will not have an adverse tax effect on the parties hereto; and

          (iii)  the  Plan  of   Recapitalization   has  been  approved  by  the
     stockholders of the Corporation to the extent required by Nasdaq.

     (c) In the event such conditions have not been satisfied by December 31, 2001, this Plan of Recapitalization shall terminate and be of no further force or effect and this Plan of Recapitalization shall be deemed abandoned and terminated (and the Warrants will be of no further force or effect).

3.   Miscellaneous.

     (a) The Schneiders and ESI jointly and severally represent and warrant to the Corporation that (i) immediately prior to the execution of the Initial Plan they owned and immediately prior to the execution of the Plan of Recapitalization, they own, in the aggregate, all of the issued and outstanding shares of Series A Stock free and clear of any and all liens, claims and encumbrances, other than the encumbrances imposed pursuant to the Pledge Agreement dated as of July 31, 2000 by and between ESI and the Corporation, as amended from time to time and (ii) there are no outstanding options or other rights to acquire such shares of Series A Stock.


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

     (b) For the convenience of the parties, any number of counterparts of this Plan of Recapitalization may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

     (c) All notices, requests, demands and other communications which are required or may be given under this Plan of Recapitalization (including all legal process in regard hereto) shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telex, telecopier, telegram or similar electronic device, immediately upon sending, provided it is sent on a business day, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch; and if mailed by certified mail, return receipt requested, three
(3) business days after mailing. All notices, requests and demands are to be given or made to the parties at the addresses set forth below (or to such other address as a party may designate by notice in accordance with the provisions of this Section 3(c)):

     If to the Corporation:                  U.S. Energy Systems, Inc.
                                             515 N. Flagler Drive, Suite 702
                                             West Palm Beach, Florida  33401
                                             Att: President

     If to any of ESI or the Schneiders:     Lawrence I. Schneider
                                             Henry Schneider
                                             Energy Systems Investors, L.L.C.
                                             920 Park Avenue, Apt. 4D
                                             New York, New York 10028

     (d) This Plan of Recapitalization shall be governed by and construed and


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


enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

                                           U.S. Energy Systems, Inc.


                                           By: /s/ GORAN MORNHED
                                               ---------------------------------
                                               Goran Mornhed, President


                                           Energy Systems Investors, L.L.C.


                                           By: /s/ HENRY SCHNEIDER
                                               ---------------------------------
                                               Henry Schneider, Manager


                                           /s/ HENRY SCHNEIDER
                                           -------------------------------------
                                           Henry Schneider


                                           /s/ LAWRENCE I. SCHNEIDER
                                           -------------------------------------
                                           Lawrence I. Schneider


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